UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW
Suite 313
Atlanta, Georgia 30308
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01.     Entry into a Material Definitive Agreement.

           (a)       Sale to Boston Scientific Corporation.

          On June 27, 2005, Corautus Genetics Inc. (“Corautus”) entered into an investment agreement  whereby Boston Scientific Corporation (“Boston Scientific”) will purchase, subject to stockholder approval, 2,105,264 shares of restricted common stock for a per share purchase price of $3.80 (the “Investment Agreement”).  The $8.0 million in proceeds resulting from the sale of shares of common stock to Boston Scientific is being held in escrow, subject to stockholder approval.

          In connection with the stock sale, Corautus entered into a registration rights agreement with Boston Scientific.  Pursuant to the terms of the registration rights agreement, at any time after the first anniversary of the closing and upon demand from Boston Scientific, Corautus is required to use its best efforts to prepare and file a registration statement for the resale of the shares of common stock issued pursuant to the Investment Agreement.  Boston Scientific has the right to make up to two demands for registration under the registration rights agreement.  Boston Scientific also has the right at any time after the first year anniversary of the registration rights agreement to request Corautus to file a “shelf” registration statement under the Securities Act of 1933, as amended.  Finally, Boston Scientific has the right to include its shares purchased in connection with the Investment Agreement in any registration statement filed on behalf of Corautus or its other stockholders.

          On June 27, 2005, Boston Scientific and Corautus entered into the Third Amendment to the Loan Agreement dated July 30, 2003.  Pursuant to the amendment, the parties agreed to modify an original milestone such that Corautus is now eligible to apply for the final $5.0 million available under the $15.0 million convertible debt facility made available to Corautus under the Loan Agreement.  On June 30, 2005, Corautus executed the Note for the final $5.0 million under the Loan Agreement.   The Note bears interest at the rate of six percent per year and is repayable in three equal annual payments of interest and principal beginning on June 30, 2010, with the final payment of principal and interest due on June 30, 2012. Only upon certain change of control events, the outstanding principal amount of the Note may, at the option of Boston Scientific, be converted into shares of Corautus common stock.

          On June 27, 2005, the existing distribution agreement between Corautus and Boston Scientific was also amended.  Pursuant to the amendment, the parties agreed to slightly reduce the percentage of commercial sales revenues received by Corautus from Boston Scientific from sales of Corautus’ products.  Even with this reduction and consistent with previous disclosures, Corautus will continue to receive at least one-third of the sales price of its products after all royalties and transfer prices.  Under the distribution agreement, Boston Scientific provides the sales, marketing and distribution functions out of its share of product revenues.

          Neither the amendment to the Loan Facility nor the amendment to the Distribution Agreement is contingent upon stockholder approval of the sale of Corautus’ common stock to Boston Scientific.

          (b)     Sale to Private Investors.

          On June 24, 2005, Corautus entered into a Common Stock Purchase Agreement with the investors listed below (the “Investors”).  Corautus and the Investors completed this private placement offering on June 27, 2005.  Pursuant to the agreement with the Investors, Corautus sold 2,640,055 shares of restricted common stock for a purchase price of $3.80 per share.  Corautus received $10,032,209 in proceeds in connection with the sales.

          The following chart sets forth the names of the Investors and the number of shares purchased pursuant to the agreement:

Investor	# of Shares

Iroquois Master Fund Ltd.	789,474
The Walters Group	394,737
Consult and Assist	263,158
Schottenfeld Qualified Associates LP	200,000
John J. Gorman	200,000
Fred L. Smith	131,579
Arthur E. Engel Trust of 1988	78,948
Rancho Vista del Mar	65,790
Fine Particle Technology Corp.	65,789
Robert J. Seiler	65,000
Charles A. Dunn	60,000
Dykmans Trust dated March 22, 1985	55,000
Richard Doan	53,000
Charles E. Seay	50,000
David Wick	31,580
Waypoint Partners LP	30,000
BIB LLC	26,000
Lippman Living Trust	25,000
Herbert Engel	25,000
Jonathan D. Schwartz	15,000
Veronica Santa Maria	15,000

          A copy of Corautus’ press release announcing the transactions set forth in (a) and (b) above is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.     Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          See Item 1.01 above for a description of Corautus’ $5.0 million dollar Note under the Loan Agreement with Boston Scientific.

Item 3.02.     Unregistered Sales of Equity Securities.

          See Item 1.01 above for a description of Corautus’ offer and sale of equity securities in transactions not registered under the Securities Act of 1933, as amended.

          The offer and sale of the shares of common stock described under Item 1.01 above were made in private transactions without any general solicitation or advertising and exclusively to “accredited investors” as defined in Rule 501(d) of the Securities Act.  Corautus claims exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          The unregistered sale of securities to Boston Scientific Corporation reported in this Current Report has closed in escrow and is subject to stockholder approval in accordance with Nasdaq Marketplace Rule 4350(i)(1)(D)(ii).

Item 9.01.     Financial Statement and Exhibits

           (c) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 28, 2005.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: June 30, 2005	/s/ JACK W. CALLICUTT

Jack W. Callicutt Vice President - Finance and Administration Chief Accounting Officer